Exhibit 99

Seacoast Financial Services Corporation Announces Third Quarter 2003 Results and
                          Declares Quarterly Dividend

    NEW BEDFORD, Mass.--(BUSINESS WIRE)--Oct. 23, 2003--Seacoast Financial Services Corporation (Nasdaq NMS: SCFS) holding company for CompassBank and Nantucket Bank, today announced net income of $9.7 million, or $.38 per diluted share for the quarter ended September 30, 2003, compared with $9.3 million, or $.40 per diluted share for the comparable quarter in 2002. Net income totaled $20.0 million, or $.84 per diluted share and $27.4 million, or $1.17 per diluted share, for the nine months ended September 30, 2003 and 2002, respectively. The current year to date earnings have been negatively impacted by both the settlement with the Massachusetts Department of Revenue of $5.9 million for additional state taxes and interest applicable to the tax treatment of dividends received from Real Estate Investment Trust
(REIT) subsidiaries and the related increase in the ongoing effective tax rate as a result of the elimination of the REIT.
    Company President and CEO, Kevin G. Champagne noted, "We are pleased with the Company's performance during the third quarter as we continued to grow our core banking businesses despite a weak economy and record low interest rates. We have made progress assimilating Bay State into our operations and a 16% increase in pre-tax earnings for the quarter compared to last year is confirmation of our ability to grow profitably. This past week we also announced a definitive agreement to acquire Abington Bancorp, Inc. (Nasdaq: ABBK), parent company of Abington Savings Bank. We believe the new, expanded CompassBank franchise will be a dominant institution in eastern Massachusetts with 64 branch locations stretching from greater Boston, down the South Shore, across Southeastern Massachusetts and on to Cape Cod and Martha's Vineyard."
    The current quarter's results includes a full quarter's impact of the acquisition of Bay State Bancorp, Inc. (Bay State) which was acquired on May 31, 2003. It is expected that efficiencies will be achieved upon the assimilation of core data processing systems scheduled for November 2003.
    Net interest income was $35.8 million for the third quarter of 2003, compared to $31.0 million in the 2002 period, an increase of 15.3%. The net interest margin for the quarter was 3.45%, compared to 3.57% in the 2002 period. Impacting the current quarter was the implementation on July 1, 2003 of Statement of Financial Accounting Standards (SFAS) No. 150, "Accounting For Certain Financial Instruments With Characteristics Of Both Liabilities And Equity," which required the reclassification of $1.5 million of capital trust securities expense from minority interest expense to interest expense. In accordance with SFAS No. 150, no similar reclassification was required for prior periods. Excluding the effect of SFAS No. 150, net interest income would have increased 20.1%, and the net interest margin would have been 3.59%.
    The provision for loan losses was $2.2 million for the quarter ended September 30, 2003, compared to $1.9 million for the comparable quarter last year. A factor contributing to the increase in provision is the growth in the loan portfolio, up 22.9% since September 30, 2002. Non-performing assets totaled $16.9 million, or 0.38% of assets as of September 30, 2003 versus $12.2 million, or 0.33% of assets at September 30, 2002 and $15.5 million or 0.42% of assets at December 31, 2002.
    Non-interest income increased $1.1 million, or 32.3%, during the quarter ended September 30, 2003 compared to the same period in 2002. Fee income rose to $4.1 million during the current quarter, an increase of 11.3% from the third quarter of 2002. Deposit related fees were the main driver of increased income. Net gain on sales of loans and investments totaled $177,000 during the third quarter of 2003 versus a net loss of $49,000 from such sales in the same quarter of 2002.
    Non-interest expenses increased $4.4 million, or 25.7%, during the third quarter of 2003 compared to the same period in 2002. All categories of expenses have been impacted by the acquisition of Bay State.
    Provision for income taxes increased $1.9 million in the third quarter of 2003 compared to the same quarter in 2002. The increased provision was due to higher earnings in 2003 as well as an increase in the effective tax rate to 41.6% versus 35.2% in 2002. The high tax rate is primarily due to the change in state tax laws in 2003, which eliminated the dividend received deduction from REIT subsidiaries.
    Total assets increased $778.6 million, or 21.0%, from December 31, 2002 to $4.5 billion at September 30, 2003. Loans increased $543.3 million, or 18.2%, during the nine months ended September 30, 2003. The acquisition of Bay State accounted for the majority of this loan increase, although organic growth across most loan categories has been achieved as well.
    Total deposits increased $584.6 million, or 24.3% from December 31, 2002 to September 30, 2003. Bay State accounted for the majority of the increase in deposits. Organic growth has been achieved primarily in transaction and money market accounts partially offset by declines in term deposit balances.
    Total stockholders' equity at September 30, 2003 was $382.9 million versus $319.5 million at December 31, 2002. Book value per share was $14.88 at September 30, 2003 versus $13.67 at December 31, 2002. Tangible book value per share totaled $10.16 at September 30, 2003 versus $12.15 at December 31, 2002. During the third quarter of 2003, the Company completed its fourth stock repurchase program and commenced a fifth repurchase program. Shares acquired during the third quarter of 2003 totaled 755,000 at an average cost of $21.00 per share. There remains 2,171,459 shares available for repurchase under the current program.
    The Board of Directors also announced today the declaration of a quarterly dividend of $.13 per share. The dividend is payable November 21, 2003 to shareholders of record on November 7, 2003.
    The measurement of Seacoast Financial's net interest income (and net interest margin) excluding the effect of SFAS No. 150 was determined by a method other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Since SFAS No. 150 required the Company to reclassify capital trust securities payments as interest expense prospectively from July 1, 2003, but not for the 2002 period, the Company believes that this supplemental information is helpful to a proper understanding of how its operating results for the two periods compare. However, such disclosure should not be viewed as a substitute for operating results determined in accordance with GAAP (which are also included in this release), nor is it necessarily comparable to non-GAAP performance measures which may be presented by other companies.

    Seacoast Financial Services Corporation is the holding company for CompassBank and Nantucket Bank and is headquartered in New Bedford, Massachusetts. CompassBank is a $4.0 billion state chartered savings bank serving Southeastern Massachusetts through a network of 47 full service branch offices and 52 branch and remote ATMs, a customer call center and on-line banking at www.compassbank.com. Nantucket Bank is a $458 million state chartered savings bank serving Nantucket Island with 3 full service branch offices. CompassBank ranks as the second largest publicly traded savings bank headquartered in Massachusetts. The banks provide a wide array of financial services including consumer banking, mortgage lending, commercial lending, consumer finance, private banking and alternative investments to retail and business customers.

    The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of movements in interest rates, the possibility of disruption in credit markets, successful implementation and integration of acquisitions (including Bay State and Abington), the effects of economic conditions and the impact of legal and regulatory barriers and structures. Actual results may differ materially from such forward-looking statements. Seacoast Financial assumes no obligation for updating any such forward-looking statements at any time.



       Seacoast Financial Services Corporation and Subsidiaries
                            (Nasdaq: SCFS)
              Selected Consolidated Financial Information
       (Dollars in thousands, except per share data) (Unaudited)

                             Three Months            Nine Months
                          Ended September 30,     Ended September 30,
INTEREST AND               2003        2002        2003        2002
  DIVIDEND INCOME
 Loans                    $54,767     $48,339    $153,550    $142,441
 Investment securities      4,446       6,045      14,329      18,443
 Federal funds sold
  and short-term
  investments                 214         686         427       1,421
   Total interest and
    dividend income        59,427      55,070     168,306     162,305

INTEREST EXPENSE
 Deposits                  11,623      13,184      33,937      39,964
 Borrowed funds            10,536      10,854      31,331      32,273
 Mandatorily
  redeemable capital
  securities                1,498          --       1,498          --
   Total interest
    expense                23,657      24,038      66,766      72,237
   Net interest income     35,770      31,032     101,540      90,068

PROVISION FOR LOAN
 LOSSES                     2,197       1,850       6,371       5,385
   Net interest income
    after provision
   for loan losses         33,573      29,182      95,169      84,683

NONINTEREST INCOME
 Deposit and other
  banking fees              3,283       2,820       8,834       7,622
 Loan servicing fees,
  net                          72          95         414         528
 Merchant card fee
  income, net                 244         263         506         595
 Other loan fees              505         508       1,388       1,075
 Gain (loss) on
  investment
  securities, net              28         (71)        349        (163)
 Gain on sales of
  loans, net                  149          22         322         205
 Other income                 425         (80)        947         521
   Total noninterest
    income                  4,706       3,557      12,760      10,383

NONINTEREST EXPENSE
 Salaries and employee
  benefits                 10,601       9,321      31,535      28,017
 Occupancy and
  equipment expenses        3,073       2,350       8,592       6,797
 Data processing
  expenses                  2,482       2,124       6,720       5,624
 Marketing expenses           876         751       2,368       1,994
 Professional services
  expenses                  1,605         526       3,366       1,757
 Amortization of
  intangibles                 506         204         946         618
 Other operating
  expenses                  2,535       1,964       8,785       6,410
   Total noninterest
    expense                21,678      17,240      62,312      51,217
  Minority interest
   expense                     --       1,222       2,704       1,629
   Income before
    provision for
    income taxes           16,601      14,277      42,913      42,220

PROVISION FOR INCOME TAXES  6,901       5,019      22,926      14,804
   Net income              $9,700      $9,258     $19,987     $27,416

EARNINGS PER SHARE:
   Basic                    $0.38       $0.41       $0.86       $1.20
   Diluted                  $0.38       $0.40       $0.84       $1.17

Weighted average
 common shares
 outstanding           25,994,579  23,948,700  23,913,539  24,184,780
Weighted average
 unallocated ESOP
 shares and unvested
  restricted stock       (795,043) (1,154,574)   (700,803) (1,246,700)
Weighted average
 common shares
 outstanding - basic   25,199,536  22,794,126  23,212,736  22,938,080
Diluted effect of
 common stock
 equivalents              460,846     541,943     478,808     558,004
Weighted average
 common and common
 stock equivalent
 shares outstanding -
 diluted               25,660,382  23,336,069  23,691,544  23,496,084




       Seacoast Financial Services Corporation and Subsidiaries
      Selected Consolidated Financial and Statistical Information
           (Dollars in thousands, except per share amounts)
                              (Unaudited)

                                   September    December    September
                                    30, 2003     31, 2002    30, 2002

Total assets                       4,479,635  $3,701,045   $3,722,708
Investment securities                401,173     489,755      488,182
Loans, net of unearned discount(1) 3,534,439   2,991,171    2,875,422
Allowance for loan losses             43,072      34,354       33,141
Deposits                           2,988,479   2,403,875    2,433,545
Borrowings                         1,078,036     896,704      875,777
Stockholders' equity                 382,891     319,488      321,604
Number of common shares
 outstanding                      25,738,630  23,372,574   23,885,674
Book value per share                   14.88       13.67        13.46
Tangible book value per share          10.16       12.15        11.97
Equity-to-assets ratio                  8.55%       8.63%        8.64%
Non-performing assets                 16,923      15,454       12,159
Non-performing assets to total
 assets                                 0.38%       0.42%        0.33%
Non-performing loans                  16,688      14,073       11,142
Non-performing loans to total
 loans                                  0.47%       0.47%        0.39%



                                 Three Months          Nine Months
                              Ended September 30,  Ended September 30,
                                 2003      2002       2003       2002
Average Yields:
   Loans                         6.06%     6.88%      6.33%      6.99%
   Investments                   3.52      4.01       3.84       4.29
   Yield on earning assets       5.73      6.33       5.99       6.49
   Non-time deposits             0.96      1.40       1.04       1.47
   Time deposits                 2.82      3.60       3.04       3.72
   Borrowed funds                4.35      4.95       4.35       5.00
   Cost of funds                 2.50      3.16       3.01       3.26
   Net interest spread           3.23      3.17       3.39       3.23
 Net interest margin             3.45      3.57       3.54       3.60
 Return on average assets
  (annualized)                   0.86      1.01       0.65       1.04
 Return on average equity
  (annualized)                   9.85     11.89       7.64      11.61
 Efficiency ratio (2)           52.31%    49.25%     52.82%     50.37%

(1) Excludes loans held for sale.
(2) Excludes interest on tax deficiency in 2003 associated with the loss of the REIT and amortization of intangibles.


    CONTACT: Seacoast Financial Services Corporation
             James R. Rice, 508-984-6102